Proxy Voting Policy and Procedures

REFERENCE

Rules 206(4)-6 and 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”)
See also:
Funds’ Proxy Voting Policy and Procedures

POLICY

Investment advisers registered with the Securities and Exchange Commission (the “SEC”) and which exercise voting authority with respect to client securities are required by Rule 206(4)‑6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser’s interests and those of its clients; (b) disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; and (c) describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and are required by Rule 204-2 to maintain certain records relating to the adviser’s proxy voting activities when the adviser does have proxy voting authority.

RMR Advisors LLC and Tremont Realty Advisors LLC (each an “Adviser” and collectively the “Advisers”), as a matter of policy and as a fiduciary to their clients, each have responsibility, except in cases in which an Adviser believes that the cost of doing so would exceed the expected benefits to client, to vote proxy proposals, amendments, consents or resolutions relating to client securities and investments, including interests in partnerships, limited liability companies or other joint ventures or investment vehicles, if any, as if they were "proxies" (collectively, "proxies") for portfolio securities consistent with the best interests of the clients, as determined by the Advisers in their discretion, taking into account various factors, including, without limitation, the impact on the value of the securities or investments, the costs and benefits associated with the proxy, the effect on liquidity, and customary industry and business practices. Each Adviser maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about its proxy policies and practices. Each Adviser’s policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose and mitigate any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

The President of each Adviser or his or her designee (the “Proxy Manager”) will be responsible for implementing this Policy and for administering and monitoring the above Procedures.

PROCEDURES

Each Adviser has adopted procedures to implement its policy and to insure that the policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Voting Procedures

•All employees of each Adviser will forward any proxy materials received on behalf of clients to the Proxy Manager;

•Absent material conflicts (as described below), the Proxy Manager will determine how the applicable Adviser should vote a proxy in accordance with the guidelines set forth below under “General Voting Proxy Guidelines,” complete the proxy and vote the proxy in a timely and appropriate manner.

General Voting Proxy Guidelines

The Advisers will vote proxies received by clients that are registered investment companies in accordance with the Funds’ Policies and Procedures for Voting Proxies.

With respect to clients other than registered investment companies, the Advisers will vote proxies received by clients, if any, if such authority is granted to the Advisers by such clients or upon request by a client. In such circumstances, the Advisers will vote proxies based on their reasonable judgment regarding the matter at issue.

Conflicts of Interest

Under certain circumstances, an Adviser may have a conflict of interest in voting proxies on behalf of its clients. Such circumstances may include, but are not limited to, situations where an Adviser or one or more of its affiliates, including its officers, directors and employees, has or is seeking a client relationship with the issuer of the security that is the subject of the proxy vote. Each Adviser shall periodically inform its employees that they are under an obligation to be aware of the potential for conflicts of interest on the part of the Adviser with respect to voting proxies on behalf of clients, both as a result of the employee’s personal relationships and due to circumstances that may arise during the conduct of the Adviser’s business, and to bring conflicts of interest of which they become aware to the attention of the proxy manager. Each Adviser shall not vote proxies relating to such issuers on behalf of its client accounts until it has determined that the conflict of interest is not material or a method of resolving such conflict of interest has been agreed upon by the applicable client(s). A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence the applicable Adviser’s decision-making in voting a proxy. Materiality determinations will be based upon an assessment of the particular facts and circumstances. If the Proxy Manager determines that a conflict of interest is not material, the applicable Adviser may vote proxies notwithstanding the existence of a conflict. If the conflict of interest is determined to be material, the conflict shall be disclosed to the client and the Adviser shall follow the instructions of the client. The Proxy Manager shall keep a record of all materiality decisions and report them to the client on a quarterly basis.

The Proxy Manager of each Adviser is responsible for monitoring and identifying potential conflicts of interest that may arise in connection with the consideration of a proxy by consulting, in its discretion, with counsel or the relevant client, as appropriate, and taking appropriate measures to mitigate any such conflicts to allow for proxies to be voted consistent with the best interests of the clients.

Disclosure

•Each Adviser provides information in its Form ADV summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how the Adviser voted a client’s proxies, and that clients may request a copy of these policies and procedures.

•The Proxy Manager will also send a copy of this summary to all existing clients who have previously received the relevant Adviser’s Form ADV, or the Proxy Manager may send each client an amended Form ADV. Either mailing shall highlight the inclusion of information regarding proxy voting.

Client Requests for Information

•All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to the Proxy Manager.

•In response to any request, the Proxy Manager will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how the applicable Adviser voted the client’s proxy with respect to each proposal about which the client inquired.

Recordkeeping

The Proxy Manager shall retain proxy records in accordance with the Advisers’ Recordkeeping Policy and Procedures; provided that the Advisers may rely on proxy statements filed on the SEC's EDGAR system instead of keeping their own copies, and may rely on proxy statements and records of proxy votes cast by the Advisers that are maintained by a third party such as a proxy voting service, provided that the Advisers have obtained an undertaking from the third party to provide a copy of the documents promptly upon request.

CONTROLS/EVALUATION

•The Proxy Manager will report to the clients of the applicable Adviser on the general manner in which proxy proposals relating to anti-takeover, social and political issues were voted, as well as proposals that were voted in opposition to management’s recommendation.

•The CCO, or his or her designee, shall review, no less frequently than annually, the adequacy of these Policy and Procedures, the effectiveness of their implementation and to address new or revised proxy voting issues.